                                                                   EXHIBIT 11.01

                            MICRONICS COMPUTERS, INC.

                        COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                    THREE MONTHS ENDED           NINE MONTHS ENDED
                                         JUNE 30,                    JUNE 30,
                                  ----------------------      ----------------------
                                    1997          1996          1997          1996
                                  --------      --------      --------      --------
PRIMARY AND FULLY DILUTED

Net loss ....................     $ (2,933)     $ (1,909)     $ (5,431)     $ (1,896)
                                  ========      ========      ========      ========

Average shares outstanding ..       14,051        13,841        13,985        13,786
                                  ========      ========      ========      ========

Net loss per common share ...     $   (.21)     $   (.14)     $   (.39)     $   (.14)
                                  ========      ========      ========      ========
